                                                                      EXHIBIT 24

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ecogen Inc:

We consent to the incorporation by reference in the registration statement (No. 33-23767) on Form S-8/S-3, registration statements (No. 33-39687, No. 33-50478 and No. 33-70538) on Form S-8 and registration statements (No. 33-87510, No. 33-45975, No. 33-48020, No. 33-71854 and No. 33-58535) on Form S-3, of Ecogen Inc.
of our report dated February 15, 2001, relating to the consolidated balance sheets of Ecogen Inc. and subsidiaries as of October 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows and related schedule for each of the years in the three-year period ended October 31, 2000, which report appears in the October 31, 2000 annual report on Form 10-K of Ecogen Inc.

Our report dated February 15, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a working capital deficiency, a net capital deficiency and limited liquid resources, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                                                             KPMG LLP



Short Hills, New Jersey
March 15, 2001